Exhibit 10.3

RESTRICTED STOCK AWARD AGREEMENT

Issued Pursuant to the

2009 Incentive Plan

of Barnes & Noble, Inc.

THIS RESTRICTED STOCK AWARD AGREEMENT (“Agreement”), effective as of the grant date (“Grant Date”) set forth in the attached Restricted Stock Award Certificate (the “Certificate”), represents the grant of such number of Shares of Restricted Stock set forth in the Certificate by Barnes & Noble, Inc. (the “Company”), to the person named in the Certificate (the “Participant”), subject to the terms and conditions set forth below and the provisions of the Barnes & Noble, Inc. 2009 Incentive Plan adopted by the Company’s Board of Directors on April 14, 2009 and approved by the Company’s stockholders on June 2, 2009 (the “Plan”).

All capitalized terms shall have the meanings ascribed to them in the Plan, unless specifically set forth otherwise herein. The parties hereto agree as follows:

1. Grant of Restricted Stock. The Company hereby grants to the Participant the number of Shares of Restricted Stock set forth in the Certificate, subject to the terms and conditions of the Plan and this Agreement.

2. Vesting Period: (a) In General. Except as set forth in Section 5 below, if the Participant’s employment terminates before the last vesting date set forth in the Certificate, all Shares of Restricted Stock granted hereby that are unvested as of the date of termination of employment shall be forfeited. Subject to the terms of this Agreement and the Plan, Shares of Restricted Stock granted hereby shall vest as indicated in the Certificate. For the specified vesting to occur on any vesting date set forth therein, the Participant must be continuously employed by the Company or any of its Affiliates from the Grant Date through such vesting date.

(b) Vesting. Except as set forth in Section 15 hereof, in no event shall a Participant have any rights to the Shares of Restricted Stock granted hereunder: (i) prior to the date such Shares vest pursuant to the vesting schedule set forth in the Certificate; or (ii) with respect to any partial Share.

3. Voting Rights. All Shares of Restricted Stock issued hereunder, whether vested or unvested, shall have full voting rights accorded to outstanding Shares.

4. Dividend Rights. (a) Cash Dividends. The Participant shall be entitled to receive any cash dividends paid with respect to Shares of Restricted Stock granted hereunder. Any such cash dividends shall be distributed to the Participant at the same time cash dividends are paid to holders of Shares.

(b) Non-Cash Dividends. Any stock dividends or other distributions or dividends of property other than cash with respect to Shares of Restricted Stock granted hereunder shall be subject to the same forfeiture restrictions and restrictions on transferability as apply to the Restricted Stock with respect to which such property was paid.

5. Nontransferability. (a) In General. Except as may be provided in Section 5(b) below, the Shares of Restricted Stock granted hereby may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution, until such Shares have vested in accordance with Section 2 hereof and except as provided in the Plan. No assignment or transfer of any Shares of Restricted Stock in violation of this Section 5, whether voluntary or involuntary, by operation of law or otherwise, except by will or the laws of descent and distribution or as otherwise required by applicable law, shall vest in the assignee or transferee any interest whatsoever.

(b) Transfers With The Consent of the Committee. With the prior written consent of the Committee, a Participant may assign or transfer unvested Shares of Restricted Stock to the Participant’s spouse and/or children (and/or trusts and/or partnerships established for the benefit of the Participant’s spouse and/or children) (each transferee thereof, a “Permitted Assignee”); provided, however, that such Permitted Assignee(s) shall be bound by and subject to all of the terms and conditions of the Plan and this Agreement relating to the transferred Shares and shall execute an agreement satisfactory to the Company evidencing such obligations; and provided further that such Participant shall remain bound by the terms and conditions of the Plan. The Company shall cooperate with any Permitted Assignee and the Company’s transfer agent in effectuating any transfer permitted under this Section 5(b).

6. Termination : (a) Death. In the event a Participant dies while employed by the Company or any of its Affiliates, all restrictions set forth herein shall lapse and any unvested Shares of Restricted Stock held by such Participant (or his or her Permitted Assignee) shall vest in the estate of such Participant or in any person who acquired such Shares of Restricted Stock by bequest or inheritance, or by the Permitted Assignee. References in this Agreement to a Participant shall include any person who acquired Shares of Restricted Stock from such Participant by bequest or inheritance.

(b) Disability. In the event a Participant ceases to perform services of any kind (whether as an employee or Director) for the Company or any of its Affiliates due to permanent and total disability, all restrictions set forth herein shall lapse and all unvested Shares of Restricted Stock shall immediately vest in the Participant, or his guardian or legal representative, or a Permitted Assignee, as of the first date of permanent and total disability (as determined in the sole discretion of the Committee). For purposes of this Agreement, the term “permanent and total disability” means the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months, and the permanence and degree of which shall be supported by medical evidence satisfactory to the Committee. Notwithstanding anything to the contrary set forth herein, the Committee shall determine, in its sole and absolute discretion, (1) whether a Participant has ceased to perform services of any kind due to a permanent and total disability and, if so, (2) the first date of such permanent and total disability.

7. Issuance of Restricted Stock. As soon as practicable after the Grant Date, the Company shall cause to be transferred on the books of the Company, Shares registered in the name of the Company, as nominee for the Participant, evidencing the Restricted Stock covered by this Agreement, but subject to forfeiture to the Company retroactive to the date of grant, if the Certificate is not duly executed by the Participant and timely returned to the Company. Until the lapse or release of all restrictions applicable to a grant of Restricted Stock, the share certificates representing such Restricted Stock shall be held in custody by the Company or its designee.

8. Administration. This Agreement and the rights of the Participant hereunder and under the Certificate are subject to all the terms and conditions of the Plan, as the same may be amended from time to time, as well as to such rules and regulations as the Committee may adopt for administration of the Plan. It is expressly understood that the Committee is authorized to administer, construe, and make all determinations necessary or appropriate to the administration of the Plan, this Agreement and the Certificate, all of which shall be binding upon the Participant and Permitted Assignees. Any inconsistency between the Agreement or the Certificate (on the one hand) and the Plan (on the other hand) shall be resolved in favor of the Plan.

9. Adjustments. The number of Shares of Restricted Stock granted hereby shall be subject to adjustment in accordance with Section 12.2 of the Plan.

10. Exclusion from Pension Computations. By acceptance of the Shares of Restricted Stock granted hereunder, the Participant hereby agrees that any income or gain realized upon the receipt or disposition of the Shares is special incentive compensation and shall not be taken into account, to the extent permissible under applicable law, as “wages”, “salary” or “compensation” in determining the amount of any payment under any pension, retirement, incentive, profit sharing, bonus or deferred compensation plan of the Company or any of its Affiliates.

11. Amendment. The Committee may, with the consent of the Participant, at any time or from time to time amend the terms and conditions of this grant of Shares of Restricted Stock. In addition, the Committee may at any time or from time to time amend the terms and conditions of this grant of Shares of Restricted Stock in accordance with the Plan.

12. Notices. Any notice which either party hereto may be required or permitted to give to the other shall be in writing, and may be delivered personally or by mail, postage prepaid, or overnight courier, addressed as follows: if to the Company, at its office at 122 Fifth Avenue, New York, NY 10011, Attn: Human Resources, or at such other address as the Company by notice to the Participant may designate in writing from time to time; and if to the Participant, at the address shown below his or her signature on the Certificate, or at such other address as the Participant by notice to the Company may designate in writing from time to time. Notices shall be effective upon receipt.

13. Withholding Taxes. The Company shall have the right to withhold from wages or other amounts otherwise payable to the Participant (or a Permitted Assignee thereof), or otherwise require the Participant or Permitted Assignee to pay, any federal, state, local or foreign income taxes, withholding taxes, or employment taxes required to be withheld by law or regulations (“Withholding Taxes”) arising as a result of the grant or vesting of Shares of Restricted Stock, the transfer of any Shares of Restricted Stock, the making of an election under Section 83(b) (or any similar provision) of the Internal Revenue Code of 1986 (the “Code”), or any other taxable event occurring pursuant to the Plan (including, without limitation, the payment of dividends on unvested Shares of Restricted Stock), this Agreement or the Certificate. If, notwithstanding the foregoing, the Participant (or Permitted Assignee) shall fail to actually or constructively make such tax payments as are required, the Company (or its Affiliates) shall, to the extent permitted by law, have the right to deduct any such Withholding Taxes from any payment of any kind otherwise due to such Participant or Permitted Assignee or to take such other action as may be necessary to satisfy such Withholding Taxes. In satisfaction of the requirement to pay Withholding Taxes (but only if the Section 83(b) Election defined below has not been made with respect to the Restricted Stock granted hereunder), the Company, in its sole discretion, may elect to satisfy the obligation for Withholding Taxes by retaining a sufficient number of Restricted Stock that it would otherwise deliver on a particular vesting date equal to the amount of any Withholding Taxes due on such vesting date. Notwithstanding the foregoing discretion, the Company shall satisfy the obligation for Withholding Taxes by retaining a sufficient number of Shares of Restricted Stock that it would otherwise deliver on a particular vesting date equal to the amount of any Withholding Taxes due on such vesting date, unless the Participant has either (a) made the Section 83(b) Election defined below or (b) provided the Company with written notice at least 30 days (or such lesser period as may be permitted by the Company in its sole discretion) in advance of such vesting date that the Participant will pay the Withholding Taxes in cash. For purposes of the preceding two sentences, where the Company is to retain Shares to satisfy the obligation for Withholding Taxes, the net amount of Shares to be delivered to the Participant on a vesting date shall equal the total number of Shares otherwise deliverable to the Participant on such vesting date (pursuant to Section 7 hereof and the Certificate), less such number of Shares having an aggregate Fair Market Value equal to the amount of such Withholding Taxes (as determined in the Committee’s sole discretion).

14. Registration; Legend. The Company may postpone the issuance and delivery of the Shares of Restricted Stock granted hereby until (a) the admission of such Shares to listing on any stock exchange or exchanges on which Shares of the Company of the same class are then listed and (b) the completion of such registration or other qualification of such Shares under any state or federal law, rule or regulation as the Company shall determine to be necessary or advisable. The Participant shall make such representations and furnish such information as may, in the opinion of counsel for the Company, be appropriate to permit the Company, in light of the then existence or non-existence with respect to such Shares of an effective Registration Statement under the Securities Act of 1933, as amended, to issue the Shares in compliance with the provisions of that or any comparable act.

The Company may cause the following or a similar legend to be set forth on each certificate representing Shares of Restricted Stock granted hereby unless counsel for the Company is of the opinion as to any such certificate that such legend is unnecessary:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY BE SUBJECT TO FORFEITURE AND OTHER LIMITATIONS AND RESTRICTIONS AS SET FORTH IN A RESTRICTED STOCK AWARD AGREEMENT ON FILE WITH THE COMPANY. IN ADDITION, THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE OFFERED FOR SALE, SOLD OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE ACT, THE AVAILABILITY OF WHICH IS ESTABLISHED BY AN OPINION FROM COUNSEL TO THE COMPANY.

15. Change in Control: (a) In the event of the occurrence of a change in control of the Company (a “Change in Control”), any unvested Shares of Restricted Stock granted hereunder shall immediately vest. For purposes of this Agreement, “Change in Control” shall mean an event which shall occur if there is: (i) a change in the ownership of the Company as defined in Treasury Regulations 1.409A-2(i)(5)(v); (ii) a change in the effective control of the Company as defined in Treasury Regulations 1.409A-2(i)(5)(vi); or (iii) a change in the ownership of a substantial portion of the Company’s assets as defined in Treasury Regulations 1.409A-2(i)(5)(vii). The determination as to the occurrence of a Change in Control shall be based on objective facts and in accordance with the requirements of Code Section 409A and the regulations promulgated thereunder.

(b) Notwithstanding the foregoing, if in the event of a Change in Control, the successor company assumes or substitutes for the Shares of Restricted Stock granted hereunder, then the vesting of such Restricted Stock shall not be accelerated as described in Section 15(a) hereof. Subject to the terms and conditions of the Plan, Shares of Restricted Stock granted hereunder shall be considered assumed or substituted for if following the Change in Control, each Share of Restricted Stock or any award substituted therefor (“Substitute Award”) represents the same consideration that would have been received in exchange for one vested Share in the transaction constituting the Change in Control. Notwithstanding the foregoing, in the event of a termination of the Participant’s employment by the successor company within twenty-four (24) months following such Change in Control, the Shares of Restricted Stock granted hereunder or the Substitute Award held by such Participant at the time of the Change in Control shall vest as of the day preceding the date of termination unless the termination was made by the successor company for cause. For purposes of this Agreement, “cause” shall mean either (i) material failure by the Participant to perform his or her duties (other than as a result of incapacity due to physical or mental illness) during his or her employment with the Company after written notice of such breach or failure and the Participant failed to cure such breach or failure to the Company’s reasonable satisfaction within five days after receiving such written notice; or (ii) any act of fraud, misappropriation, misuse, embezzlement or any other material act of dishonesty in respect of the Company or its funds, properties, assets or other employees.

16. Section 83(b) Election. If the Participant makes the election contemplated by Section 83(b) of the Code (a “Section 83(b) Election”) (or any similar provision of federal, state or local law) with respect to the Restricted Stock granted hereunder, the Participant shall provide the Company with a copy of such election within 30 days after the Grant Date (or such earlier date required by law) and otherwise comply with the provisions of this Section 16. The Participant hereby agrees, as a condition precedent to any issuance of Restricted Stock under this Agreement, that on or prior to the date of filing of any Section 83(b) Election with respect to such Restricted Stock, Participant shall satisfy the Company’s Withholding Tax obligations with respect to such Section 83(b) Election by tendering payment to the Company, in readily available funds, of an amount equal to such Withholding Tax obligation (or enter into such other arrangement as shall be acceptable to the Company to satisfy such Withholding Tax obligation).

17. No Tax Advice. Participant hereby acknowledges that the Company has not provided any specific tax advice to Participant in connection with his or her participation in the Plan. Participant understands and acknowledges that the Section 83(b) Election is valid only if made within 30 days after the Grant Date. Participant will consult with his or her own tax advisors with respect to any tax consequences relating to a grant of Restricted Stock, participation in the Plan, and the decision of whether or not to make a Section 83(b) Election.

18. Miscellaneous.

(a) Neither this Agreement nor the Certificate shall confer upon the Participant any right to continuation of employment by the Company, nor shall this Agreement or the Certificate interfere in any way with the Company’s right to terminate the Participant’s employment at any time.

(b) Except as expressly set forth herein, the Participant shall have no rights as a stockholder of the Company with respect to the Shares of Restricted Stock subject to this Agreement until such time as such Shares of Restricted Stock vest in accordance with Section 2 hereof.

(c) This Agreement and the Certificate shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

(d) To the extent not preempted by federal law, this Agreement and the Certificate shall be governed by, and construed in accordance with the laws of the State of Delaware.

(e) All obligations of the Company under the Plan, this Agreement and the Certificate, with respect to the Shares of Restricted Stock granted hereunder, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

(f) The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

(g) By accepting this grant of Shares of Restricted Stock, the Participant and each person claiming under or through the Participant shall be conclusively deemed to have indicated their acceptance and ratification of, and consent to, any action taken under the Plan by the Company, the Board or the Committee.

(h) The Participant, every person claiming under or through the Participant, and the Company hereby waives to the fullest extent permitted by applicable law any right to a trial by jury with respect to any litigation directly or indirectly arising out of, under, or in connection with the Plan, this Agreement or the Certificate.

(i) The order of precedence as between the Plan, this Agreement or the Certificate, and any written employment agreement between Participant and the Company shall be as follows: If there is any inconsistency between (a) the terms of this Agreement or the Certificate (on the one hand) and the terms of the Plan (on the other hand); or (b) any such written employment agreement (on the one hand) and the terms of the Plan (on the other hand), the Plan’s terms shall completely supersede and replace the conflicting terms of this Agreement, the Certificate or the written employment agreement (as the case may be). If there is any inconsistency between the terms of this Agreement or the Certificate (on the one hand) and the terms of Participant’s written employment agreement, if any (on the other hand), the terms of this Agreement or the Certificate (as the case may be) shall completely supersede and replace the conflicting terms of the written employment agreement unless such written employment agreement was approved by the Committee, in which event such written employment agreement shall completely supersede and replace the conflicting terms of this Agreement or the Certificate (as the case may be).

19. Exculpation. The Shares of Restricted Stock granted hereunder and all documents, agreements, understandings and arrangements relating hereto have been issued on behalf of the Company by officers acting on its behalf and not by any person individually. None of the officers, Directors or stockholders of the Company nor the Directors, officers or stockholders of any Affiliate of the Company shall have any personal liability hereunder or thereunder. The Participant shall look solely to the assets of the Company for satisfaction of any liability of the Company in respect of the Shares of Restricted Stock granted hereunder and all documents, agreements, understanding and arrangements relating hereto and will not seek recourse or commence any action against any of the Directors, officers or stockholders of the Company or any of the Directors, officers or stockholders of any Affiliate, or any of their personal assets, for the performance or payment of any obligation hereunder or thereunder. The foregoing shall also apply to any future documents, agreements, understandings, arrangements and transactions between the parties hereto with respect to the Shares of Restricted Stock granted hereunder.

20. Captions. The captions in this Agreement are for convenience of reference only, and are not intended to narrow, limit or affect the substance or interpretation of the provisions contained herein.

Tax Consequences of a Grant of Restricted Stock

Pursuant to the Barnes & Noble, Inc. 2009 Incentive Plan (the “Plan”), you have been granted shares of restricted stock of Barnes & Noble, Inc. (“Barnes & Noble”), subject to the terms and conditions set forth in your Restricted Stock Award Agreement, the accompanying Certificate to such Restricted Stock Award Agreement, and the terms of the Plan itself.

As a result of the receipt of shares of restricted stock of Barnes & Noble, you should have the following tax consequences, based on current law (which could change, possibly with retroactive effect):

If You Do Not Make a Section 83(b) Election

If you do not make a Section 83(b) election, then you will recognize compensation income equal to the fair market value of the shares of restricted stock at the time such shares become vested. Such compensation income (reported on IRS Form W-2) will be subject to federal and state income and employment tax withholding on the vesting date(s).

To satisfy your tax withholding obligations on any vesting date, Barnes & Noble will retain an amount of your shares from those that would otherwise vest on such date having a fair market value equal to the amount of your tax withholding obligations, unless you made the Section 83(b) election described below or furnish written notice to Barnes & Noble at least 30 days in advance of your vesting date that you will pay your tax withholding obligations in cash.

After the date of vesting, if you sell the vested stock, you generally will have capital gain or loss equal to the difference between the fair market value of the stock on the date of sale and your basis in the stock, which should equal the amount of compensation income you recognized at vesting. Any such capital gain or loss will be long-term capital gain or loss if the stock has been held for more than one year.

If You Make a Section 83(b) Election

If you make a Section 83(b) election, you will have Form W-2 compensation income equal to the fair market value of the shares of restricted stock at the time the shares are granted. Such compensation income will be subject to federal and state income and employment tax withholding at the time the restricted stock is granted. TO BE VALID THE ELECTION MUST BE FILED WITH THE IRS SERVICE CENTER WHERE YOU NORMALLY FILE YOUR FORM 1040 NO LATER THAN 30 DAYS AFTER THE DATE THE RESTRICTED STOCK WAS GRANTED TO YOU. Failure to file within the 30-day period will invalidate your Section 83(b) election. In addition, the Section 83(b) election, once made, is irrevocable unless the IRS consents to the revocation. The IRS requires you to provide the Company with a copy of the election so that we may properly withhold taxes and report the income, and you must file a copy of the election with your tax return for the year in which such election is effective.

After the date of vesting, if you sell the vested stock, you will have capital gain or loss equal to the difference between the fair market value of the stock on the date of sale and your basis in the stock, which should equal the amount of compensation income you recognized on the date of grant pursuant to the Section 83(b) election. Any such capital gain or loss will be long-term capital gain or loss if the stock has been held for more than one year.

Thus, by making the Section 83(b) election, all future appreciation from the date of grant of the restricted stock is taxed as capital gain. If no Section 83(b) election is made, all future appreciation from the date of grant of the restricted stock until the date the restricted stock becomes vested is taxed as ordinary income.

Please contact us at 800-799-5335 if you would like a sample Section 83(b) Election Form. If you determine that a Section 83(b) Election is appropriate for you, your Section 83(b) Election Form must be filed with the IRS Service Center where you normally file your Form 1040 within 30 days of the date the restricted stock was granted to you, and a copy must be promptly provided to the Company. In addition, you must attach a copy of your Section 83(b) election with your federal income tax return for the year of grant.

However, if you make the Section 83(b) election, then in the event you forfeit the shares upon termination of employment before the vesting period expires, you will not be entitled to a tax deduction for the amount that was reported as compensation income when the the shares were granted.

This is a general summary of the tax consequences of the receipt of Barnes & Noble restricted stock. We strongly recommend that you consult your tax advisor before making a Section 83(b) election to review the possible benefits and detriments of such election given your specific situation.

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